EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Record Earnings With First Quarter 2012 Net Income Up 49%

BETHESDA, Md., April 23, 2012 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record quarterly net income of $7.6 million for the quarter ended March 31, 2012, a 49% increase over the $5.1 million net income for the quarter ended March 31, 2011. Net income available to common shareholders increased 56% to $7.5 million ($0.37 per basic share and $0.36 per diluted common share), as compared to $4.8 million ($0.24 per basic and diluted common share) for the same three month period in 2011.

"We are very pleased to report continuing trends of strong earnings and loan growth in the quarter ended March 31, 2012. These results reflect substantial growth in both net interest income and noninterest income, which together comprise total revenue, while maintaining low levels of problem loans and credit losses," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. "Our first quarter 2012 revenue increased 41% over the same quarter in 2011 and was 7% better than the fourth quarter of 2011. The Company has now reported thirteen consecutive quarters of record net income. Higher noninterest income from the origination and sale of residential mortgage loans in the first quarter of 2012 contributed substantially to increased revenue. As compared to the fourth quarter of 2011, loans increased by 6% and deposits decreased by 1%. The net interest margin for the most recent quarter was 4.11%. While lower than the same quarter in 2011 of 4.23%, the margin remains favorable as compared to peer banking companies. Net credit losses for the quarter were 0.34% of average loans, and problem loans remain at very reasonable levels. The Company's expense management, as measured by the efficiency ratio, was a very respectable 53.83% in the first quarter of 2012, as compared to 58.57% in the same quarter of 2011," added Mr. Paul. "We believe our first quarter financial results continue to demonstrate a consistent and balanced approach to the Company's performance, although we do not manage the Company from quarter to quarter," noted Mr. Paul. "In addition, we are pleased that our number of customer relationships continues to increase as more and more businesses view EagleBank's capabilities and capacity to lend as highly attractive," noted Mr. Paul.

At March 31, 2012, total assets were $2.82 billion, compared to $2.19 billion at March 31, 2011, a 29% increase. As compared to December 31, 2011, total assets at March 31, 2012 declined slightly by $16 million. Total loans were $2.19 billion at March 31, 2012 compared to $1.79 billion at March 31, 2011, a 22% increase. As compared to December 31, 2011 total loans at March 31, 2012 increased by $130.7 million, a 6% increase. Total deposits were $2.37 billion at March 31, 2012 compared to deposits of $1.83 billion at March 31, 2011, a 30% increase. As compared to December 31, 2011, total deposits at March 31, 2012 declined by $24 million, due substantially to the expected withdrawals from two large accounts amounting to $60 million. Loans held for sale amounted to $87.5 million at March 31, 2012 as compared to $176.8 million at December 31, 2011 and $12.5 million at March 31, 2011. The investment portfolio totaled $345.0 million at March 31, 2012, a 51% increase from the $228.5 million balance at March 31, 2011, as excess liquidity was deployed into new investments. As compared to December 31, 2011 the investment portfolio at March 31, 2012 increased by $31.2 million, a 10% increase. Total borrowed funds (excluding customer repurchase agreements) were stable at $49.3 million at March 31, 2012, December 31, 2011 and March 31, 2011. Total shareholders' equity increased to $276.0 million at March 31, 2012, compared to $266.7 million and $210.1 million at December 31, 2011 and March 31, 2011, respectively. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 11.60% at March 31, 2012. In addition, the tangible common equity ratio (tangible common equity to tangible assets) increased to 7.66% at March 31, 2012, from 7.29% at December 31, 2011.

At March 31, 2012, the Company's nonperforming assets amounted to $39.7 million, representing 1.41% of total assets, compared to $36.7 million of nonperforming assets, or 1.68% of total assets, at March 31, 2011 and $36.0 million, or 1.27% of total assets at December 31, 2011. Management remains attentive to early signs of deterioration in borrowers' financial conditions and to taking the appropriate action to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.46% of total loans (excluding loans held for sale) at March 31, 2012, is adequate to absorb potential credit losses within the loan portfolio at that date. Included in nonperforming assets at March 31, 2012 were $3.0 million of other real estate owned ("OREO") as compared to $3.5 million at March 31, 2011 and $3.2 million at December 31, 2011.

For the three months ended March 31, 2012, the Company reported an annualized return on average assets (ROAA) of 1.08% as compared to 0.98% for the three months ended March 31, 2011. The annualized return on average common equity (ROAE) for the quarter ended March 31, 2012 was 13.80%, as compared to 10.49% for the quarter ended March 31, 2011. The higher ROAA and ROAE ratios for the first quarter of 2012 as compared to 2011 are due to higher levels of noninterest income and improved cost management and in the case of ROAE, additional balance sheet leverage arising from substantial growth in the loan portfolio.

Net interest income increased 32% for the three months ended March 31, 2012 over the same period in 2011, resulting from strong balance sheet growth, as average earning assets increased by 35%. For the three months ended March 31, 2012, the net interest margin was 4.11% as compared to 4.23% for the three months ended March 31, 2011 and 3.65% for the three months ended December 31, 2011 (4.15% excluding the impact of the large settlement deposit discussed in the Form 10-K for December 31, 2011). Based on peer comparisons, the Company's net interest margin remains very favorable.

The provision for credit losses was $4.0 million for the three months ended March 31, 2012 as compared to $2.1 million for the three months ended March 31, 2011. At March 31, 2012 the allowance for credit losses represented 1.46% of loans outstanding, as compared to 1.43% and 1.44% at March 31, 2011 and December 31, 2011, respectively. The higher provisioning in the first quarter of 2012, as compared to both the first quarter of 2011 and the fourth quarter of 2011, is due to higher amounts of loan growth in the first quarter of 2012. Net charge-offs of $1.7 million in the first quarter of 2012 represented 0.34% of average loans, excluding loans held for sale, as compared to $1.3 million or 0.30% of average loans, excluding loans held for sale, in the first quarter of 2011. Net charge-offs in the first quarter of 2012 were primarily attributable to charge-offs of commercial and industrial loans ($768 thousand), consumer loans ($546 thousand), commercial real estate loans ($290 thousand), and construction loans ($145 thousand).

At March 31, 2012, the allowance for credit losses represented 87% of nonperforming loans as compared to 77% at March 31, 2011 and 90% at December 31, 2011.

Noninterest income for the three months ended March 31, 2012 increased to $6.0 million from $2.9 million for the three months ended March 31, 2011, a 105% increase. This increase was due primarily to an increase of $2.3 million in gains on sales of residential mortgage loans in the first quarter of 2012 as compared to the first quarter of 2011. Also contributing to the increase was $230 thousand in service charges on deposit accounts, $262 thousand in other income, primarily associated with loan fee income and $153 thousand of investment gains. Excluding investment securities gains, total noninterest income was $5.9 million for the first quarter of 2012 as compared to $2.9 million for the first quarter of 2011, an increase of 100%.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 53.83% for the first quarter of 2012, as compared to 58.57% for the first quarter of 2011. Noninterest expenses were $18.6 million for the three months ended March 31, 2012, as compared to $14.3 million for the three months ended March 31, 2011, a 30% increase. Cost increases for salaries and benefits were $3.1 million primarily due to merit and benefit cost increases, increases in incentive pay, and staffing increases primarily as a result of expansion of the residential lending division, and additional lending and branch personnel. At March 31, 2012, the Company had sixteen branch offices, as compared to thirteen at March 31, 2011. Premises and equipment expenses were $519 thousand higher due primarily to the cost of three new branch offices and normal increases in lease costs. Data processing costs increased by $567 thousand due to system enhancements initiated in April 2011, new offices and growth in the number of new accounts and relationships. FDIC insurance premiums were $254 thousand less due to lower FDIC premiums rates which took effect on April 1, 2011. Other expenses increased by $287 thousand for the quarter ended March 31, 2012 compared to the same period in 2011.

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through sixteen full service branch offices, located in Montgomery County, Maryland; Washington, D.C.; and Arlington and Fairfax Counties, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Conference Call: Eagle Bancorp will host a conference call to discuss the first quarter 2012 financial results on Tuesday April 24, 2012 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 66338574, or by accessing the call on the Company's website, www.eaglebankcorp.com. A replay of the conference call will be available on the Company's website through May 8, 2012.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights
(in thousands, except per share data)	Three Months Ended
	March 31,
	2012	2011
Income Statements:	(Unaudited)	(Unaudited)
Total interest income	$ 32,568	$ 26,296
Total interest expense	4,098	4,790
Net interest income	28,470	21,506
Provision for credit losses	3,970	2,116
Net interest income after provision for credit losses	24,500	19,390
Noninterest income (before investment gains)	5,859	2,933
Investment gains	153	--
Total noninterest income	6,012	2,933
Total noninterest expense	18,562	14,313
Income before income tax expense	11,950	8,010
Income tax expense	4,317	2,874
Net income	7,633	5,136
Preferred stock dividends and discount accretion	141	320
Net Income Available to Common Shareholders'	$ 7,492	$ 4,816

Per Share Data:
Earnings per weighted average common share, basic	$ 0.37	$ 0.24
Earnings per weighted average common share, diluted	$ 0.36	$ 0.24
Weighted average common shares outstanding, basic	20,110,948	19,716,814
Weighted average common shares outstanding, diluted	20,623,681	20,215,244
Actual shares outstanding	20,220,166	19,811,532
Book value per common share at period end	$ 10.85	$ 9.46
Tangible book value per common share at period end (1)	$ 10.65	$ 9.25

Performance Ratios (annualized):
Return on average assets	1.08%	0.98%
Return on average common equity	13.80%	10.49%
Net interest margin	4.11%	4.23%
Efficiency ratio (2)	53.83%	58.57%

Other Ratios:
Allowance for credit losses to total loans	1.46%	1.43%
Allowance for credit losses to total nonperforming loans	86.82%	77.11%
Nonperforming loans to total loans	1.68%	1.85%
Nonperforming assets to total assets	1.41%	1.68%
Net charge-offs (annualized) to average loans	0.34%	0.30%
Common equity to total assets	7.79%	8.58%
Tier 1 leverage ratio	9.33%	9.44%
Tier 1 risk based capital ratio	10.09%	10.03%
Total risk based capital ratio	11.60%	11.75%
Tangible common equity to tangible assets (1)	7.66%	8.39%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 492,824	$ 443,251
Commercial real estate - owner occupied	$ 275,723	$ 226,322
Commercial real estate - income producing	$ 829,984	$ 671,803
1-4 Family mortgage	$ 43,057	$ 19,665
Construction - commercial and residential	$ 417,346	$ 317,353
Construction - C&I (owner occupied)	$ 27,412	$ 17,308
Home equity	$ 95,437	$ 88,602
Other consumer	$ 5,157	$ 5,780

Average Balances (in thousands):
Total assets	$ 2,830,693	$ 2,122,677
Total earning assets	$ 2,784,747	$ 2,063,557
Total loans held for sale	$ 120,098	$ 19,532
Total loans	$ 2,086,511	$ 1,713,854
Total deposits	$ 2,393,413	$ 1,764,373
Total borrowings	$ 153,227	$ 140,456
Total shareholders' equity	$ 274,923	$ 208,833

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common shareholders' equity by common shares outstanding. We believe that this information is important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

GAAP Reconciliation
(dollars in thousands except per share data)
	Three Months Ended	Twelve Months Ended	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)

Common shareholders' equity	$ 219,408	$ 210,111	$ 187,490
Less: Intangible assets	(4,066)	(4,145)	(4,330)
Tangible common equity	$ 215,342	$ 205,966	$ 183,160

Book value per common share	$ 10.85	$ 10.53	$ 9.46
Less: Intangible book value per common share	(0.20)	(0.21)	(0.21)
Tangible book value per common share	$ 10.65	$ 10.32	$ 9.25

Total assets	$ 2,815,549	$ 2,831,255	$ 2,186,268
Less: Intangible assets	(4,066)	(4,145)	(4,330)
Tangible assets	$ 2,811,483	$ 2,827,110	$ 2,181,938
Tangible common equity ratio	7.66%	7.29%	8.39%

Eagle Bancorp, Inc.
Consolidated Balance Sheets
(dollars in thousands)
	March 31, 2012	December 31, 2011	March 31, 2011
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$ 5,838	$ 5,374	$ 22,768
Federal funds sold	18,990	21,785	74,209
Interest bearing deposits with banks and other short-term investments	117,326	205,252	10,188
Investment securities available for sale, at fair value	345,021	313,811	228,507
Federal Reserve and Federal Home Loan Bank stock	11,374	10,242	10,406
Loans held for sale	87,496	176,826	12,459
Loans	2,186,940	2,056,256	1,790,084
Less allowance for credit losses	(31,875)	(29,653)	(25,582)
Loans, net	2,155,065	2,026,603	1,764,502
Premises and equipment, net	12,864	12,320	10,217
Deferred income taxes	14,658	14,673	14,302
Bank owned life insurance	13,839	13,743	13,443
Intangible assets, net	4,066	4,145	4,330
Other real estate owned	3,014	3,225	3,529
Other assets	25,998	23,256	17,408
Total Assets	$ 2,815,549	$ 2,831,255	$ 2,186,268

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand	$ 698,636	$ 688,506	$ 402,041
Interest bearing transaction	75,751	80,105	61,219
Savings and money market	1,084,622	1,068,370	780,386
Time, $100,000 or more	293,570	332,470	370,326
Other time	215,656	222,644	212,908
Total deposits	2,368,235	2,392,095	1,826,880
Customer repurchase agreements	111,580	103,362	89,753
Long-term borrowings	49,300	49,300	49,300
Other liabilities	10,426	19,787	10,216
Total liabilities	2,539,541	2,564,544	1,976,149

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series A, $1,000 per share liquidation preference, shares issued and outstanding 23,235 at March 31, 2011, discount of $554, net	--	--	22,629
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at March 31, 2012 and December 31, 2011	56,600	56,600	--
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 20,220,166, 19,952,844 and 19,811,532, respectively	199	197	197
Warrant	946	946	946
Additional paid in capital	134,455	132,670	130,703
Retained earnings	78,911	71,423	53,349
Accumulated other comprehensive income	4,897	4,875	2,295
Total shareholders' equity	276,008	266,711	210,119
Total Liabilities and Shareholders' Equity	$ 2,815,549	$ 2,831,255	$ 2,186,268

Eagle Bancorp, Inc.
Consolidated Statements of Operations
For the Three Month Periods Ended March 31, 2012 and 2011 (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	March 31,
Interest Income	2012	2011
Interest and fees on loans	$ 30,723	$ 24,615
Interest and dividends on investment securities	1,694	1,620
Interest on balances with other banks and short-term investments	137	19
Interest on federal funds sold	14	42
Total interest income	32,568	26,296
Interest Expense
Interest on deposits	3,468	4,111
Interest on customer repurchase agreements	96	150
Interest on long-term borrowings	534	529
Total interest expense	4,098	4,790
Net Interest Income	28,470	21,506
Provision for Credit Losses	3,970	2,116
Net Interest Income After Provision For Credit Losses	24,500	19,390

Noninterest Income
Service charges on deposits	979	749
Gain on sale of loans	4,139	1,701
Gain on sale of investment securities	153	--
Increase in the cash surrender value of bank owned life insurance	97	101
Other income	644	382
Total noninterest income	6,012	2,933
Noninterest Expense
Salaries and employee benefits	10,424	7,311
Premises and equipment expenses	2,510	1,991
Marketing and advertising	286	234
Data processing	1,256	689
Legal, accounting and professional fees	1,101	1,136
FDIC insurance	489	743
Other expenses	2,496	2,209
Total noninterest expense	18,562	14,313
Income Before Income Tax Expense	11,950	8,010
Income Tax Expense	4,317	2,874
Net Income	7,633	5,136
Preferred Stock Dividends and Discount Accretion	141	320
Net Income Available to Common Shareholders	$ 7,492	$ 4,816

Earnings Per Common Share
Basic	$ 0.37	$ 0.24
Diluted	$ 0.36	$ 0.24

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2012			2011
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 218,990	$ 137	0.25%	$ 10,395	$ 19	0.74%
Loans held for sale (1)	120,098	1,071	3.57%	19,532	206	4.28%
Loans (1) (2)	2,086,511	29,653	5.72%	1,713,854	24,409	5.78%
Investment securities available for sale (2)	340,025	1,694	2.00%	237,579	1,620	2.77%
Federal funds sold	19,123	14	0.29%	82,197	42	0.21%
Total interest earning assets	2,784,747	32,569	4.70%	2,063,557	26,296	5.17%

Total noninterest earning assets	75,935			83,998
Less: allowance for credit losses	29,989			24,878
Total noninterest earning assets	45,946			59,120
TOTAL ASSETS	$ 2,830,693			$ 2,122,677

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 76,845	$ 71	0.37%	$ 61,479	$ 63	0.42%
Savings and money market	1,089,626	1,672	0.62%	754,699	1,909	1.03%
Time deposits	538,542	1,726	1.29%	550,004	2,139	1.58%
Total interest bearing deposits	1,705,013	3,469	0.82%	1,366,182	4,111	1.22%
Customer repurchase agreements	103,927	96	0.37%	91,156	150	0.67%
Other short-term borrowings	--	--	--	--	--	--
Long-term borrowings	49,300	534	4.29%	49,300	529	4.35%
Total interest bearing liabilities	1,858,240	4,099	0.89%	1,506,638	4,790	1.29%

Noninterest bearing liabilities:
Noninterest bearing demand	688,400			398,191
Other liabilities	9,130			9,015
Total noninterest bearing liabilities	697,530			407,206

Shareholders' equity	274,923			208,833
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 2,830,693			$ 2,122,677

Net interest income		$ 28,470			$ 21,506
Net interest spread			3.81%			3.88%
Net interest margin			4.11%			4.23%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $1.2 million and $760 thousand for the three months ended March 31, 2012 and 2011, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights (Quarterly Trends)
(in thousands, except per share data) (Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statements:	2012	2011	2011	2011	2011	2010	2010	2010
Total interest income	$ 32,568	$ 33,091	$ 30,741	$ 28,996	$ 26,296	$ 26,040	$ 24,421	$ 23,689
Total interest expense	4,098	4,820	5,365	5,102	4,790	4,753	4,722	5,072
Net interest income	28,470	28,271	25,376	23,894	21,506	21,287	19,699	18,617
Provision for credit losses	3,970	2,765	2,887	3,215	2,116	3,556	1,962	2,101
Net interest income after provision for credit losses	24,500	25,506	22,489	20,679	19,390	17,731	17,737	16,516
Noninterest income (before investment gains or losses)	5,859	3,864	2,657	2,602	2,933	3,180	2,073	1,437
Investment gains (losses)	153	--	854	591	--	497	260	573
Total noninterest income	6,012	3,864	3,511	3,193	2,933	3,677	2,333	2,010
Salaries and employee benefits	10,424	10,183	9,263	7,761	7,311	7,318	6,549	5,969
Premises and equipment	2,510	2,389	1,939	2,052	1,991	1,735	2,021	2,612
Marketing and advertising	286	411	234	747	234	139	391	281
Other expenses	5,342	5,324	4,287	4,373	4,777	4,283	3,968	4,275
Total noninterest expense	18,562	18,307	15,723	14,933	14,313	13,475	12,929	13,137
Income before income tax expense	11,950	11,063	10,277	8,939	8,010	7,933	7,141	5,389
Income tax expense	4,317	3,889	3,783	3,185	2,874	2,879	2,375	1,942
Net income	7,633	7,174	6,494	5,754	5,136	5,054	4,766	3,447
Preferred stock dividends and discount accretion	141	142	166	883	320	328	327	324
Net Income Available to Common Shareholders	$ 7,492	$ 7,032	$ 6,328	$ 4,871	$ 4,816	$ 4,726	$ 4,439	$ 3,123

Per Share Data:
Earnings per weighted average common share, basic	$ 0.37	$ 0.35	$ 0.32	$ 0.25	$ 0.24	$ 0.24	$ 0.22	$ 0.16
Earnings per weighted average common share, diluted	$ 0.36	$ 0.35	$ 0.31	$ 0.24	$ 0.24	$ 0.23	$ 0.22	$ 0.16
Weighted average common shares outstanding, basic	20,110,948	19,867,533	19,867,533	20,050,894	19,716,814	19,683,052	19,659,934	19,641,247
Weighted average common shares outstanding, diluted	20,623,681	20,281,294	20,281,294	20,495,291	20,215,244	20,130,854	20,015,404	20,071,945
Actual shares outstanding	20,220,166	19,952,844	19,890,597	19,849,042	19,811,532	19,700,387	19,671,797	19,652,918
Book value per common share at period end	$ 10.85	$ 10.53	$ 10.15	$ 9.76	$ 9.46	$ 9.25	$ 9.14	$ 8.87

Performance Ratios (annualized):
Return on average assets	1.08%	0.91%	1.00%	1.01%	0.98%	0.96%	0.96%	0.73%
Return on average common equity	13.80%	13.40%	12.55%	10.16%	10.49%	10.21%	9.89%	7.27%
Net interest margin	4.11%	3.65%	3.98%	4.32%	4.23%	4.18%	4.10%	4.10%
Efficiency ratio (1)	53.83%	56.97%	54.43%	55.13%	58.57%	53.98%	58.68%	63.69%

Other Ratios:
Allowance for credit losses to total loans (2)	1.46%	1.44%	1.41%	1.41%	1.43%	1.48%	1.45%	1.45%
Nonperforming loans to total loans	1.68%	1.59%	1.55%	1.60%	1.85%	1.51%	1.61%	1.68%
Nonperforming assets to total assets	1.41%	1.27%	1.07%	1.47%	1.68%	1.53%	1.46%	1.49%
Net charge-offs (annualized) to average loans	0.34%	0.34%	0.36%	0.28%	0.30%	0.26%	0.39%	0.38%
Tier 1 leverage ratio	9.33%	8.21%	9.61%	9.07%	9.44%	9.32%	9.66%	9.84%
Tier 1 risk based capital ratio	10.09%	10.33%	10.49%	9.64%	10.03%	9.91%	10.88%	11.15%
Total risk based capital ratio	11.60%	11.84%	12.11%	11.33%	11.75%	11.64%	12.66%	12.85%

Average Balances (in thousands):
Total assets	$ 2,830,693	$ 3,111,952	$ 2,569,970	$ 2,278,329	$ 2,122,677	$ 2,079,392	$ 1,964,827	$ 1,881,761
Total earning assets	$ 2,784,747	$ 3,071,903	$ 2,531,768	$ 2,220,137	$ 2,063,557	$ 2,021,492	$ 1,907,900	$ 1,821,943
Total loans held for sale	$ 120,098	$ 177,116	$ 35,320	$ 19,419	$ 19,532	$ 74,210	$ 46,360	$ 6,721
Total loans	$ 2,086,511	$ 2,030,986	$ 1,967,214	$ 1,864,722	$ 1,713,854	$ 1,598,362	$ 1,506,894	$ 1,482,604
Total deposits	$ 2,393,413	$ 2,652,707	$ 2,124,274	$ 1,902,837	$ 1,764,373	$ 1,710,088	$ 1,610,813	$ 1,529,498
Total borrowings	$ 153,227	$ 183,632	$ 184,874	$ 153,108	$ 140,456	$ 154,950	$ 146,711	$ 151,240
Total stockholders' equity	$ 274,923	$ 264,833	$ 251,916	$ 214,926	$ 208,833	$ 206,191	$ 200,556	$ 194,866

(1) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Excludes loans held for sale.
CONTACT: EAGLE BANCORP, INC.
         Michael T. Flynn
         301.986.1800